                   Bausch & Lomb Incorporated

                           Exhibit 11


      Statement Regarding Computation of Per Share Earnings
       (Share Amounts in Thousands Except Per Share Data)

                                  Three Months Ended       Nine Months Ended
                                 Sept 26,     Sept 27,    Sept 26,    Sept 27,
                                   1998         1997        1998        1997

Net Earnings (in millions) (a)     $36.5        $18.5       $42.5       $42.0

Actual outstanding Common and
Class B shares at beginning
of period                         55,888       55,421      55,209      55,404

Sum of weighted average
activity of repurchases and
issuances of Common and
Class B stock and cancellation
of restricted stock grants           134          (52)        505          17

Weighted Basic Shares (b)         56,022       55,369      55,714      55,421

Effect of assumed exercise of
Common stock equivalents             479          366         550         279

Weighted Diluted Shares           56,501       55,735      56,264      55,700

Basic earnings per share           $0.65        $0.33       $0.76       $0.76

Diluted earnings per share         $0.65        $0.33       $0.76       $0.75

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